UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2005

SunGard Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12989	51-0267091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 East Swedesford Road, Wayne, Pennsylvania	19087
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 484-582-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

SunGard Data Systems Inc. (the “Company”), a Delaware corporation, announced that it has entered into an Agreement and Plan of Merger, dated as of March 27, 2005 (the “Merger Agreement”), with Solar Capital Corp., a Delaware corporation (“Merger Co”), pursuant to which Merger Co will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. Merger Co is owned by a consortium of private investment firms consisting of Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group.

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the “Shares”), other than any Shares owned by the Company, Merger Co or any direct or indirect wholly-owned subsidiary of Merger Co, or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, shall be canceled and shall be converted automatically into the right to receive $36.00 in cash, without interest.

The Merger is conditioned, among other things, on the adoption of the Merger Agreement by the stockholders of the Company and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received an unsolicited bona fide “superior proposal,” as defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, the Company must pay a fee of $300 million to Merger Co, unless such termination is in connection with an unsolicited bona fide “superior proposal” for the Company’s availability services business, in which case the Company must pay a fee of $200 million to Merger Co. In certain other circumstances, the Merger Agreement provides for Merger Co or the Company to pay to the other party a fee of $300 million upon termination of the Merger Agreement.

Immediately prior to the execution of the Merger Agreement, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of July 18, 2000 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement. The Rights Agreement Amendment is further described in Item 3.03 below.

The foregoing descriptions of the Merger Agreement and Rights Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the Rights Agreement Amendment, which are filed as exhibits hereto, and are incorporated herein by reference.

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Section 3 – Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders

Immediately prior to the execution of the Merger Agreement, the Company and the Rights Agent entered into the Rights Agreement Amendment, which provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement.

In particular, the Rights Agreement Amendment provides that neither Merger Co nor any of its affiliates (the “Exempted Persons”) shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date” nor a “Shares Acquisition Date” shall be deemed to have occurred, in each case solely by virtue of or as a result of (i) any agreements, arrangements or understandings among the Exempted Persons in connection with the Merger Agreement or the Merger, (ii) the execution and delivery of the Merger Agreement or (iii) the acquisition of any Shares pursuant to the Merger Agreement or the consummation of the Merger. The Rights Agreement Amendment also redefines “Expiration Date” to include a potential earlier date and time at which the Merger becomes effective.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.

Section 8 – Other Events

Item 8.01 Other Events

On March 28, 2005, the Company issued a press release announcing the execution of the Merger Agreement, which is filed as an exhibit hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

2.1	Agreement and Plan of Merger, dated as of March 27, 2005, between Solar Capital Corp. and SunGard Data Systems Inc.

4.1	Amendment No.1, dated as of March 27, 2005, to the Rights Agreement dated as of July 18, 2000 between SunGard Data Systems Inc. and Wells Fargo Bank, N.A.

99.1	Press Release, dated March 28, 2005, of SunGard Data Systems Inc., announcing the Agreement and Plan of Merger.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.
(Registrant)

By:	/s/ Michael J. Ruane
Name:	Michael J. Ruane
Title:	Senior Vice President-Finance and Chief Financial Officer

Date: March 28, 2005

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 27, 2005, between Solar Capital Corp. and SunGard Data Systems Inc.

4.1	Amendment No. 1, dated as of March 27, 2005, to the Rights Agreement dated as of July 18, 2000 between SunGard Data Systems Inc. and Wells Fargo Bank, N.A.

99.1	Press Release, dated March 28, 2005, of SunGard Data Systems Inc., announcing the Agreement and Plan of Merger.

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